Prospectus, May 1, 2003

Evergreen
Variable Annuity Funds

Evergreen VA Capital Growth Fund
Class 2
The Securities and Exchange Commission has not determined that the information in this prospectus is accurate or complete, nor has it approved or disapproved these securities. Anyone who tells you otherwise is committing a crime.

TABLE OF CONTENTS

FUND RISK/RETURN SUMMARY:

Overview of Fund Risks
Evergreen VA Capital Growth Fund

GENERAL INFORMATION:

The Fund's Investment Advisor
The Fund's Sub-Advisor
The Fund's Portfolio Managers
Calculating the Share Price
How to Choose the Share Class That Best Suits You
Participating Insurance Companies
How to Buy and Redeem Shares
Other Services
The Tax Consequences of Investing in the Fund
Fees and Expenses of the Fund
Financial Highlights
Other Fund Practices

In general,

the Fund included in this prospectus seeks capital growth. Shares of the Fund are sold only to separate accounts funding variable annuity contracts and variable life insurance policies issued by life insurance companies. For further information about these contracts and policies, please see the separate prospectuses issued by the participating life insurance companies.

Fund Summary Key

The Fund's summary is organized around the following basic topics and questions:

INVESTMENT GOAL

What is the Fund's financial objective? You can find clarification on how the Fund seeks to achieve its objective by looking at the Fund's strategy and investment policies. The Fund's Board of Trustees can change the investment objective without a shareholder vote.

INVESTMENT STRATEGY

How does the Fund go about trying to meet its goals? What types of investments does it contain? What style of investing and investment philosophy does it follow? Does it have limits on the amount invested in any particular type of security?

RISK FACTORS

What are the specific risks for an investor in the Fund?

PERFORMANCE

How well has the Fund performed in the past year? The past five years? The past ten years?

EXPENSES

How much does it cost to invest in the Fund?

Overview of Fund Risks

VA Capital Growth Fund

Shares of the Fund are sold only to separate accounts funding variable annuity contracts and variable life insurance policies issued by life insurance companies. For more information about the Fund and the other funds offered in the Evergreen funds family, please call 1.800.847.5397.

The Fund offered in this prospectus follows various investment strategies and focuses its investments on a variety of securities. The Fund typically relies on the following basic strategies; selling a portfolio investment: i) when the issuers’ investment fundamentals begin to deteriorate; ii) when the investment reaches or exceeds a portfolio manager's targeted value; iii) to take advantage of more attractive investment opportunities; iv) when the investment no longer appears to meet the Funds' investment objectives; v) when the Funds must meet redemptions; or vi) for other investment reasons which a portfolio manager deems necessary.

Following this overview, you will find information on each Fund's specific investment strategies and risks.

The Fund may temporarily invest up to 100% of its assets in high quality money market instruments in order to protect the value of the Fund in response to adverse economic, political or market conditions. This strategy is inconsistent with the Fund's principal investment strategies and investment goals and, if employed, could result in a lower return and potential loss of market opportunity.

Risk Factors For All Mutual Funds

Please remember that an investment in a mutual fund is:

  not guaranteed to achieve its investment goal;
  not a deposit with a bank;
  not insured, endorsed or guaranteed by the FDIC or any government agency; and
  subject to investment risks, including possible loss of your original investment.
Like most investments, your investment in a Fund could fluctuate significantly in value over time and could result in a loss of money.

The following are some of the most important factors that may affect the value of your investment. Other factors may be described in the discussion following this overview:

Stock Market Risk

Your investment in a Fund will be affected by general economic conditions such as prevailing economic growth, inflation and interest rates. When economic growth slows, or interest or inflation rates increase, equity securities tend to decline in value. Such events could also cause companies to decrease the dividends they pay. If these events were to occur, the dividend yield, total return earned on and the value of your investment would likely decline. Even if general economic conditions do not change, the dividend yield, total return earned on and the value of your investment could decline if the particular industries, companies or sectors in which a Fund invests do not perform well.

Market Capitalization Risk

Stocks fall into three broad market capitalization categories--large, medium and small. Investing primarily in one category carries the risk that due to current market conditions that category may be out of favor with investors. If valuations of large capitalization companies appear to be greatly out of proportion to the valuations of small or medium capitalization companies, investors may migrate to the stocks of small- and mid-sized companies causing a Fund that invests in these companies to increase in value more rapidly than a Fund that invests in larger, fully-valued companies. Investing in medium and small capitalization companies may be subject to special risks associated with narrower product lines, more limited financial resources, smaller management groups, and a more limited trading market for their stocks as compared with larger companies. As a result, stocks of small and medium capitalization companies may decline significantly in market downturns.

Investment Style Risk

Securities with different characteristics tend to shift in and out of favor depending upon market and economic conditions as well as investor sentiment. A Fund may outperform or underperform other funds that employ a different style. A Fund may also employ a combination of styles that impact its risk characteristics. Examples of different styles include growth and value investing. Growth stocks may be more volatile than other stocks because they are more sensitive to investor perceptions of the issuing company's earnings growth potential. Growth-oriented funds will typically underperform when value investing is in favor. Value stocks are those which are undervalued in comparison to their peers due to adverse business developments or other factors. Value-oriented funds will typically underperform when growth investing is in favor.

VA Capital Growth Fund

FUND FACTS:

Goal:

  Long-term Capital Growth

  Principal Investment:

  Large-Cap U.S. Common Stocks

  Class of Shares Offered in this Prospectus:

  Class 2

  Investment Advisor:

  Evergreen
  Investment
  Management
  Company, LLC

  Sub-Advisor:

  Pilgrim Baxter & Associates, Ltd.

  Portfolio Managers:

  By Team

  Dividend Payment Schedule:

  Annually

  INVESTMENT GOAL

  The Fund seeks long-term capital growth.

  INVESTMENT STRATEGY

  The following supplements the investment strategies discussed in the ''Overview of Fund Risks'' on page 2.

  The Fund seeks to achieve its goal by investing primarily in common stocks of large U.S. companies which the portfolio managers believe have the potential for capital growth over the intermediate- and long-term. The stocks selected will be those companies whose market capitalizations fall within the range tracked by the S&P 500 Index, at the time of purchase. In addition, the Fund will seek to maintain a weighted average market capitalization that falls within the range of the S&P 500 Index. As of its last reconstitution on July 31, 2002, the S&P 500 Index had a market capitalization range of approximately $296.3 million to $320.4 billion. The Fund may also invest without limit in preferred stocks, convertible securities and any other securities that the portfolio managers believe may permit the Fund to achieve its investment goal. The Fund’s portfolio managers select stocks using a “growth-at-a-reasonable-price” method. This style of diversified equity management is best defined as a blend between growth and value stocks. “Growth” stocks are stocks of companies which the Fund’s portfolio managers believe have anticipated earnings ranging from steady to accelerated growth. “Value” stocks are stocks of companies which the Fund’s portfolio managers believe are undervalued.

  RISK FACTORS

  Your investment in the Fund is subject to the risks discussed in the ''Overview of Fund Risks'' on page 2 under the headings:

    Stock Market Risk
    Market Capitalization Risk
    Investment Style Risk
  For further information regarding the Fund's investment strategy and risk factors, see "Other Fund Practices."

  PERFORMANCE

  The following tables show how the Fund has performed in the past. Returns reflect reinvestment of all dividends and distributions and fees, but do not reflect contract or policy charges assessed by participating insurance companies. Past performance is not an indication of future results.

  The table below shows the percentage gain or loss for the Class 2 shares of the Fund in each calendar year since 3/3/1998. It should give you a general idea of the risks of investing in the Fund by showing how the Fund’s return has varied from year-to-year. Separate account fees charged by participating insurance companies are not reflected in this table. If these fees were reflected, returns would be less than those shown.

  Year-by-Year Total Return for Class 2 Shares (%) 1
1993	1994	1995	1996	1997	1998	1999	2000	2001	2002
						6.50	17.69	- 13.01	- 22.62

Best Quarter:	2nd Quarter 1999	+ 10.24%[1]
Worst Quarter:	3rd Quarter 2002	- 20.45%[1]
Year-to-date total return through 3/31/2003 is -7.82%.

  The next table lists the Fund’s average annual total return for Class 2 shares over the past year and since inception. This table is intended to provide you with some indication of the risks of investing in the Fund by comparing its performance with the S&P 500 Index (S&P 500) and the Russell 1000® Value Index (Russell 1000 Value). The S&P 500 is an unmanaged, market value-weighted index measuring the performance of 500 U.S. stocks chosen for market size, liquidity, and industry group representation. The Russell 1000 Value is an unmanaged, market capitalization-weighted index measuring the performance of those Russell 1000 companies with lower price-to-book ratio and lower forecasted growth values. An index does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. It is not possible to invest directly in an index.

  Average Annual Total Return
  (for the period ended 12/31/2002) 1
	Inception Date of Class	1 year	5 year	10 year	Performance Since 3/3/1998
Class 2	8/1/2001	- 22.62%	N/A	N/A	- 1.79%
Russell 1000 Value		- 15.52%	N/A	N/A	0.14%
S&P 500		- 22.10%	N/A	N/A	- 2.25%

  1.  Historical performance shown for Class 2 prior to its inception is based on the performance of Class 1, the original class offered, and has not been adjusted to reflect the effect of the 0.25% 12b-1 fee applicable to Class 2. Class 1 does not pay a 12b-1 fee. If these fees had been reflected, returns would have been lower. Class 1 is not offered in this prospectus.

  EXPENSES

  This section describes the fees and expenses you would pay if you bought and held shares of the Fund. Annual Fund Operating Expenses are based on the Fund's fiscal year ended 12/31/2002. The Fund does not assess any fees upon purchase or redemption. However, surrender charges, mortality and expense risk fees and other charges may be assessed by the participating insurance companies under the variable annuity contracts or variable life insurance policies. Such fees are described in the prospectus for the contracts or policies.

  You pay no shareholder transaction fees.

  Annual Fund Operating Expenses (expenses that are deducted from Fund assets)
	Management Fees	12b-1 Fees	Other Expenses	Total Fund Operating Expenses [2]
Class 2	0.80%	0.25%	0.22%	1.27%

  2.  From time to time, certain of the Fund's fees and expenses may be reduced or waived in order to reduce expense ratios. These waivers or reimbursements may cease at any time. The Annual Fund Operating Expenses do not reflect 12b-1 fee waivers for Class 2. Including 12b-1 fee waivers, Total Fund Operating Expenses were 1.13%.

  The table below shows the total fees and expenses you would pay on a $10,000 investment over one-, three-, five- and ten-year periods. The example is intended to help you compare the cost of investing in this Fund versus other mutual funds and is for illustration purposes only. The example assumes a 5% average annual return, reinvestment of all dividends and distributions, and that the Fund's operating expenses are the same as described in the table above. Your actual costs may be higher or lower.

  Example of Fund Expenses
After:	Class 2
1 year	$ 129
3 years	$ 403
5 years	$ 697
10 years	$ 1,534

  THE FUND'S INVESTMENT ADVISOR

  An investment advisor manages a Fund's investments and supervises its daily business affairs. The investment advisor for the Evergreen funds is a subsidiary of Wachovia Corporation (Wachovia), the fifth largest bank holding company in the United States, with over $341 billion in consolidated assets as of 12/31/2002. Wachovia is located at 301 South College Street, Charlotte, North Carolina 28288-0013.

  Evergreen Investment Management Company, LLC (EIMC) is the investment advisor to the Fund. EIMC has been managing mutual funds and private accounts since 1932 and managed over $113 billion in assets for the Evergreen funds as of 12/31/2002. EIMC is located at 200 Berkeley Street, Boston, Massachusetts 02116-5034.

  For the fiscal year end 12/31/2002, the aggregate advisory fee paid to the investment advisor by the Fund was 0.80% of the Fund's average net assets.

  THE FUND'S SUB-ADVISOR

  Pilgrim Baxter & Associates, Ltd. (Pilgrim Baxter) is the sub-advisor to the Fund. Pilgrim Baxter manages the day-to-day investment operations of the Fund. There is no additional charge to the Fund for the services provided by Pilgrim Baxter. Pilgrim Baxter is located at 1400 Liberty Ridge Drive, Wayne, Pennsylvania, 19087.

  For the fiscal year ended 12/31/2002, the fee paid to Pilgrim Baxter by EIMC as a percentage of the Fund's average daily net assets was 0.20%.

  THE FUND'S PORTFOLIO MANAGERS

  VA Capital Growth Fund

  The Fund is managed by a team of portfolio management professionals from Pilgrim Baxter, with team members responsible for various sectors.

  CALCULATING THE SHARE PRICE

  The value of one share of a Fund, also known as the net asset value, or NAV, is calculated at 4 p.m. Eastern time on each day the New York Stock Exchange is open or as of the time the Exchange closes, if earlier. The Fund calculates its share price for each share by adding up its total assets, subtracting all liabilities, then dividing the result by the total number of shares outstanding. The NAV of each class of shares is calculated separately. Each security held by a Fund is valued using the most recent market data for that security. If no market data is available for a given security, the Fund will price that security at a fair value according to policies established by the Fund's Board of Trustees. Short-term securities with maturities of 60 days or less will be valued on the basis of amortized cost.

  The price per share you pay for a Fund purchase or the amount you receive for a Fund redemption is based on the next price calculated after the order is received and all required information is provided. The value of your account at any given time is the latest share price multiplied by the number of shares you own. Your account balance may change daily because the share price may change daily.

  HOW TO CHOOSE THE SHARE CLASS THAT BEST SUITS YOU

  The Fund offers two classes of shares. Only Class 2 shares are offered in this prospectus. The Fund offers Class 2 shares at NAV with no front-end or deferred sales charge. Class 2 shares are subject to 12b-1 fees. Pay particularly close attention to the fee structure so you know how much you will be paying before you invest.

  PARTICIPATING INSURANCE COMPANIES

  The Fund was organized to serve as an investment vehicle for separate accounts funding variable annuity contracts and variable life insurance policies issued by certain life insurance companies. The Fund does not currently foresee any disadvantages to the holders of the contracts or policies arising from the fact that the interests of holders of those contracts or policies may differ due to the difference of tax treatment and other considerations. Nevertheless, the Board of Trustees has established procedures for the purpose of identifying any irreconcilable material conflicts that may arise and to determine what action, if any, would be taken in response thereto. The variable annuity contracts and variable life insurance policies are described in the separate prospectuses issued by the participating insurance companies. The Evergreen Variable Annuity Trust assumes no responsibility for such prospectuses.

  HOW TO BUY AND REDEEM SHARES

  Investors may not purchase or redeem shares of a Fund directly, but only through variable annuity contracts or variable life insurance policies offered through separate accounts of participating insurance companies. Investors should refer to the prospectus of the variable annuity contracts or variable life insurance policies for information on how to purchase such contracts or policies, how to select specific Evergreen Variable Annuity Funds as investment options for the contracts or policies, how to redeem funds or change investment options and any fees associated with a purchase or redemption.

  The separate accounts of the participating insurance companies place orders to purchase and redeem shares of a Fund based on, among other things, the amount of premium payments to be invested and the amount of surrender and transfer requests (as defined in the prospectus describing the variable annuity contracts or variable life insurance policies issued by the participating insurance companies) to be effected on that day pursuant to the contracts or policies.

  Timing of Proceeds

  Normally, we will send your redemption proceeds on the next business day after we receive a request; however, we reserve the right to wait up to seven business days to redeem any investments.

  OTHER SERVICES

  Automatic Reinvestment of Distributions

  All dividends and capital gains are distributed to the separate accounts of participating insurance companies and are automatically reinvested, unless requested otherwise by the separate account.

  THE TAX CONSEQUENCES OF INVESTING
  IN THE FUND

    Fund Distributions

    The Fund passes along to the separate accounts the net income or profits it receives from its investments. The Fund expects that any distributions to separate accounts will be exempt from current federal income taxation to the extent that such distributions accumulate in a variable annuity contract or variable life insurance policy.

      Dividends. The Fund pays an annual dividend from the dividends, interest and other income on the securities in which it invests.
      Capital Gains. When a mutual fund sells a security it owns for a profit, the result is a capital gain. The Fund generally distributes capital gains, if any, at least once a year.
    For a discussion of the tax consequences of variable annuity contracts or variable life insurance policies, refer to the prospectus of the variable annuity contract or variable life insurance policies offered by the participating insurance company. Variable annuity contracts or variable life insurance policies purchased through insurance company separate accounts should provide for the accumulation of all earnings from interest, dividends and capital appreciation without current federal income tax liability to the owner. Depending on the variable annuity contract or variable life insurance policy, distributions from the contract or policy may be subject to ordinary income tax and, in addition, a 10% penalty tax on distributions before age 59½. Only the portion of a distribution attributable to income on the investment in the contract is subject to federal income tax. Investors should consult with competent tax advisors for a more complete discussion of possible tax consequences in a particular situation.

    FEES AND EXPENSES OF THE FUND

    Every mutual fund has fees and expenses that are assessed either directly or indirectly. This section describes each of those fees.

    Management Fee

    The management fee pays for the normal expenses of managing the Fund, including portfolio manager salaries, research costs, corporate overhead expenses and related expenses.

    12b-1 Fees

    The Trustees of the Evergreen Funds have approved a policy to assess 12b-1 fees for Class 2 shares. Up to 0.25% of the average daily net assets of Class 2 shares may be payable as 12b-1 fees; however, all or a portion of the 12b-1 fees may be voluntarily waived from time to time. These fees increase the cost of your investment. The purpose of the 12b-1 fees is to promote the sale of more shares of a Fund to the public. The Fund may use 12b-1 fees for advertising and marketing and as a "service fee" to broker-dealers, banks and other financial institutions for additional shareholder services and/or the maintenance of accounts.

    Other Expenses

    Other expenses include miscellaneous fees from affiliated and outside service providers. These may include legal, audit, custodial and safekeeping fees, the printing and mailing of reports and statements, automatic reinvestment of distributions and other conveniences for which the separate accounts pay no transaction fees.

    Total Fund Operating Expenses

    The total cost of running the Fund is called the expense ratio. The separate accounts are not charged these fees directly; instead they are taken out before the Fund’s NAV is calculated, and are expressed as a percentage of the Fund’s average daily net assets. The effect of these fees is reflected in the performance results for that share class. Because these fees are not charged directly to your account, investors should examine them closely in the prospectus, especially when comparing one fund with another fund in the same investment category. There are three things to remember about expense ratios: (i) total return in the Fund is reduced in direct proportion to the fees; (ii) expense ratios can vary greatly between funds and fund families, from under 0.25% to over 3.00%; and (iii) the Fund’s investment advisor may waive a portion of the Fund’s expenses for a period of time, reducing its expense ratio.

    FINANCIAL HIGHLIGHTS

    This section looks in detail at the results for one Class 2 share of the Fund - how much income it earned, how much of this income was passed along as a distribution and how much the return was reduced by expenses. The following tables for the Fund have been derived from financial information audited by KPMG LLP, the Fund's independent auditors. For a more complete picture of the Fund's financial statements, please see the Fund's Annual Report as well as the SAI.

    VA Capital Growth Fund

Year Ended December 31,
	2002	2001 [1]
CLASS 2 [2]
Net asset value, beginning of period	$ 14.03	$ 15.08
Income from investment operations
Net investment income	0.12	0
Net realized and unrealized gains or losses on securities	- 3.28	- 1.05
Total from investment operations	- 3.16	- 1.05

Distributions to shareholders from
Net investment income	- 0.02	0
Net realized gains	- 0.05	0
Total distributions to shareholders	- 0.07	0

Net asset value, end of period	$ 10.80	$ 14.03
Total return [3]	- 22.62%	- 6.96%
Ratios and supplemental data
Net assets, end of period (thousands)	$ 10,146	$ 2,679
Ratios to average net assets
Expenses [4]	1.14%	1.19%[5]
Net investment income	1.50%	0.14%[5]
Portfolio turnover rate	401%	150%

    1.  For the period August 1, 2001 (commencement of class operations), to December 31, 2001.

    2.  Effective at the close of business on July 12, 2002, Class L shares of the fund were renamed Class 2 shares.

    3.  Total return does not reflect charges attributable to your insurance company's separate account.

    4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers and/or expense reimbursements.

    5.  Annualized

    OTHER FUND PRACTICES

    The Fund may invest in futures and options, which are forms of derivatives. Derivatives are financial contracts whose value is based on an underlying asset, such as a stock or a bond, or an underlying economic factor, such as an index or an interest rate. Small price movements in the underlying asset can result in immediate and substantial gains or losses in the value of derivatives. Such practices are used to hedge a Fund's portfolio to protect against market decline, to maintain a Fund's exposure to its market, to manage cash or attempt to increase income. Although this is intended to increase returns, these practices may actually reduce returns or increase volatility.

    The Fund may lend its securities. Lending securities may cause the Fund to lose the opportunity to sell these securities at the most desirable price and, therefore, lose money.

    The Fund may borrow money, an investment practice typically used only for temporary or emergency purposes, such as meeting redemptions. Borrowing is a form of leverage that may magnify a Fund’s gain or loss. When a Fund has borrowed money for leverage and its investments increase or decrease in value, its net asset value will normally increase or decrease more than if it had not borrowed money for this purpose. The interest that the Fund must pay on borrowed money will reduce its net investment income and may also either offset any potential capital gains or increase losses.

    While not a principal investment strategy, the Fund may invest up to 15% of its assets in foreign securities.

    If a Fund invests in non-U.S. securities it could be exposed to certain unique risks of foreign investing. For example, political turmoil and economic instability in the countries in which the Fund invests could adversely affect the dividend yield, total return earned on and the value of your investment. In addition, if the value of any foreign currency in which the Fund’s investments are denominated declines relative to the U.S. dollar, the dividend yield, total return earned on and the value of your investment in the Fund may decline as well. Certain foreign countries have less developed and less regulated securities markets and accounting systems than the U.S. This may make it harder to get accurate information about a security or company, and increase the likelihood that an investment will not perform as well as expected.

    Generally, the portfolio managers of the Fund do not take portfolio turnover into account in making investment decisions. This means the Fund could experience a high rate of portfolio turnover (100% or more) in any given fiscal year, resulting in greater brokerage and other transaction costs which are borne by the Fund and its shareholders. It may also result in the Fund realizing greater net short-term capital gains, distributions from which are taxable to shareholders as ordinary income.

    The Fund may also purchase stocks in initial public offerings (IPOs). Stocks purchased in IPOs have a tendency to fluctuate in value significantly shortly after the IPO relative to the price at which they were purchased. These fluctuations could impact the net asset value and return earned on the Fund’s shares.

    Please consult the SAI for more information regarding these and other investment practices used by the Fund, including risks.

    Evergreen Funds

    Institutional Money Market Funds
    Cash Management Money Market Fund
    Institutional Money Market Fund
    Institutional Municipal Money Market Fund
    Institutional Treasury Money Market Fund
    Institutional U.S. Government Money Market Fund
    Institutional 100% Treasury Money Market Fund
    Prime Cash Management Money Market Fund

    Money Market Funds
    California Municipal Money Market Fund
    Florida Municipal Money Market Fund
    Money Market Fund
    Municipal Money Market Fund
    New Jersey Municipal Money Market Fund
    New York Municipal Money Market Fund
    Pennsylvania Municipal Money Market Fund
    Treasury Money Market Fund
    U.S. Government Money Market Fund

    State Municipal Bond Funds
    Connecticut Municipal Bond Fund
    Evergreen Offit California Municipal Bond Fund
    Evergreen Offit New York Municipal Bond Fund
    Florida High Income Municipal Bond Fund
    Florida Municipal Bond Fund
    Georgia Municipal Bond Fund
    Maryland Municipal Bond Fund
    New Jersey Municipal Bond Fund
    North Carolina Municipal Bond Fund
    Pennsylvania Municipal Bond Fund
    South Carolina Municipal Bond Fund
    Virginia Municipal Bond Fund

    National Municipal Bond Funds
    Evergreen Offit National Municipal Bond Fund
    High Grade Municipal Bond Fund
    High Income Municipal Bond Fund
    Intermediate Municipal Bond Fund
    Municipal Bond Fund
    Short-Intermediate Municipal Bond Fund

    Short and Intermediate Term Bond Funds
    Adjustable Rate Fund
    Limited Duration Fund
    Short Intermediate Bond Fund

    Intermediate and Long Term Bond Funds
    Core Bond Fund
    Diversified Bond Fund
    Evergreen Offit High Yield Fund
    Evergreen Offit Mortgage Securities Fund
    Evergreen Offit U.S. Government Securities Fund
    Fixed Income Fund II
    High Yield Bond Fund
    Mortgage Securities Fund
    Select High Yield Bond Fund
    Strategic Income Fund
    U.S. Government Fund

    Balanced Funds
    Balanced Fund
    Foundation Fund
    Select Balanced Fund

    Domestic Equity Funds I
    Aggressive Growth Fund
    Capital Growth Fund
    Core Equity Fund
    Evergreen Fund
    Emerging Growth Fund
    Growth Fund
    Large Company Growth Fund
    Masters Fund
    Omega Fund
    Premier 20 Fund
    Select Small Cap Growth Fund
    Select Strategic Growth Fund
    Special Equity Fund
    Special Values Fund
    Stock Selector Fund

    Domestic Equity Funds II
    Blue Chip Fund
    Equity Income Fund
    Equity Index Fund
    Growth and Income Fund
    Large Cap Value Fund
    Merger and Acquisition Fund
    Mid Cap Value Fund
    Small Cap Value Fund
    Small Cap Value Fund II
    Strategic Value Fund
    Value Fund

    Sector Funds
    Health Care Fund
    Technology Fund
    Utility and Telecommunications Fund

    Tax Strategic Funds
    Tax Strategic Equity Fund
    Tax Strategic Foundation Fund

    Global and International Funds
    Emerging Markets Growth Fund
    Evergreen Offit Emerging Markets Bond Fund
    Global Leaders Fund
    Global Opportunities Fund
    International Bond Fund
    International Growth Fund
    Precious Metals Fund

    Variable Annuity Funds
    Evergreen Offit VA Emerging Markets Bond Fund
    Evergreen Offit VA U.S. Government Securities Fund
    VA Blue Chip Fund
    VA Capital Growth Fund
    VA Equity Index Fund
    VA Fund
    VA Foundation Fund
    VA Global Leaders Fund
    VA Growth Fund
    VA Growth and Income Fund
    VA High Income Fund
    VA International Growth Fund
    VA Masters Fund
    VA Omega Fund
    VA Small Cap Value Fund
    VA Special Equity Fund
    VA Strategic Income Fund

    Information Line for Hearing and Speech Impaired (TTY/TDD)

    Call 1.800.343.2888

    Write us a letter
    Evergreen Funds
    P.O. Box 8400
    Boston, MA 02266-8400

    For express, registered or certified mail
    Evergreen Funds
    66 Brooks Drive, Suite 8400
    Braintree, MA 02184-3800

    For More Information About the Evergreen VA Capital Growth Fund, Ask for:

    The Fund's most recent Annual or Semi-annual Report, which contains a complete financial accounting for the Fund and a complete list of the Fund’s portfolio holdings as of a specific date, as well as commentary from the Fund’s portfolio managers. These reports discuss the market conditions and investment strategies that significantly affected the Fund’s performance during the most recent fiscal year or period.

    The Statement of Additional Information (SAI), which contains more detailed information about the policies and procedures of the Fund. The SAI has been filed with the Securities and Exchange Commission (SEC) and its contents are legally considered to be part of this prospectus.

    Information about the Fund (including the SAI) is also available on the SEC’s Internet website at http://www.sec.gov. Copies of this material may be obtained, for a duplication fee, by writing the SEC Public Reference Section, Washington D.C. 20549-0102, or by electronic request at the following e-mail address: publicinfo@sec.gov. This material can also be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. For more information about the operation of the Public Reference Room, call the SEC at 1.202.942.8090.

    For questions, other information, or to request a copy, without charge, of any of the documents, call 1.800.847.5397 or ask your investment professional. We will mail material within three business days. In addition, any of these documents, with the exception of the SAI, may be downloaded off our website at EvergreenInvestments.com.

    Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
    90 Park Avenue, 10th Floor, New York, NY 10016.
    0000005 (5/03)

    SEC File No.: 811-08716
    Evergreen Investments
    200 Berkeley Street
    Boston, MA 02116-5034